Exhibit 4.2

CLEARSIDE BIOMEDICAL, INC.

SECOND AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

August 29, 2014

CLEARSIDE BIOMEDICAL, INC.

SECOND AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

This Second Amended and Restated Investor Rights Agreement (this “Agreement”) is entered into as of the 29th day of August, 2014, by and among Clearside Biomedical, Inc., a Delaware corporation (the “Company”), and the holders of shares of the Company’s Preferred Stock from time to time outstanding (the “Investor Stock”) listed on Exhibit A attached hereto (the “Investors”).

RECITAL

WHEREAS, certain of the Investors (the “Prior Investors”) are holders of shares of the Company’s Series A Preferred Stock and Series A-1 Preferred Stock and are party to an Amended and Restated Investor Rights Agreement dated as of January 31, 2013, as amended from time to time (the “Prior Agreement”);

WHEREAS, in connection with the issuance and sale of shares of Series B Preferred Stock to certain of the Investors pursuant to that certain Series B Preferred Stock and Warrant Purchase Agreement, dated as of the date hereof, by and among the Company and the Investors (the “Purchase Agreement”), the parties to the Prior Agreement desire to amend and restate the Prior Agreement in its entirety, to accept the rights, obligations and covenants hereof in lieu of their rights, obligations and covenants under the Prior Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual agreements, covenants and conditions contained herein, the Company and the Investors hereby agree as follows.

Section 1.	RESTRICTIONS ON TRANSFER

1.1 Restrictive Legend. Each certificate representing (a) the Investor Stock, (b) the Common Stock of the Company (the “Common Stock”) issued upon conversion of the Investor Stock, and (c) any other securities issued in respect of the Investor Stock or Common Stock issued upon conversion of the Investor Stock upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event, shall (unless otherwise permitted by the provisions of Section 1.2 below) be stamped or otherwise imprinted with a legend in substantially the following form (in addition to any legend required under applicable state securities laws).

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE, AND MAY NOT BE SOLD, MORTGAGED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE STATE SECURITIES LAWS, OR THE AVAILABILITY OF AN EXEMPTION FROM THE REGISTRATION PROVISIONS OF THE SECURITIES ACT OF 1933, AS

AMENDED, AND APPLICABLE STATE SECURITIES LAWS. COPIES OF THE INVESTOR RIGHTS AGREEMENT PROVIDING FOR RESTRICTIONS ON TRANSFER OF THESE SECURITIES MAY BE OBTAINED UPON WRITTEN REQUEST BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF THE CORPORATION AT THE PRINCIPAL EXECUTIVE OFFICES OF THE CORPORATION.

Each stockholder consents to the Company’s making a notation on its records and giving instructions to any transfer agent of the Investor Stock or the Common Stock in order to implement the restrictions on transfer established in this Section 1. Such legend shall be removed by the Company from any certificate at such time as the holder of the shares represented by the certificate satisfies the requirements of Rule 144(d) under the Securities Act of 1933, as amended (the “1933 Act”).

1.2 Notice of Proposed Transfers. The holder of each certificate representing company capital stock (the “Company Stock”) by acceptance thereof agrees to comply in all respects with the provisions of this Section 1.2. Prior to any proposed sale, assignment, transfer or pledge of any Company Stock, unless there is in effect a registration statement under the 1933 Act and any applicable state securities laws covering the proposed transfer, the holder thereof shall give written notice to the Company of such stockholder’s intention to effect such transfer, sale, assignment or pledge. Each such notice shall describe the manner and circumstances of the proposed transfer, sale, assignment or pledge in sufficient detail and, if reasonably requested by the Company, shall be accompanied at such holder’s expense by a written opinion of legal counsel who shall, and whose legal opinion shall, be reasonably satisfactory to the Company addressed to the Company, to the effect that the proposed transfer of the Company Stock may be effected without such registration. Each certificate evidencing the Company Stock transferred as above provided shall bear, except if such transfer is made pursuant to Rule 144, the appropriate restrictive legend set forth in Section 1.1 above, except that such certificate shall not bear such restrictive legend if in the opinion of counsel for such holder and the Company such legend is not required in order to establish compliance with any provisions of the 1933 Act or any applicable state securities laws. Notwithstanding the foregoing, no such opinion of counsel shall be necessary for a transfer by a stockholder which is (a) a partnership transferring to its partners or former partners in accordance with the partnership interests, (b) a limited liability company transferring to its members or former members in accordance with their interest in the limited liability company, or (c) a corporation transferring to its stockholders in accordance with their interest in the corporation; provided that in each case the transferee will be subject to the terms of this Agreement to the same extent as if he or she were an original stockholder hereunder.

Section 2.	PREEMPTIVE RIGHTS

2.1 Certain Definitions. As used in this Section 2:

(a) The term “Eligible Holder” shall mean a holder of Investor Stock, that holds (either individually or collectively with its affiliates) at least 500,000 shares of the outstanding Preferred Stock of the Company (subject to adjustment in the case of a stock split, stock dividend, recapitalization, merger, consolidation or similar event).

(b) The term “New Securities” shall mean any capital stock of the Company, whether now authorized or not, and rights, options or warrants to purchase such capital stock, and securities of any type whatsoever that are, or may become, convertible into such capital stock; provided that the term “New Securities” does not include the following issuances: (i) Excluded Securities (as such term is defined in the Company’s Fourth Amended and Restated Certificate of Incorporation (as it may be amended from time to time, the “Charter”); or (ii) the securities sold or to be sold in the future pursuant to the Purchase Agreement.

(c) The term “Pro Rata Share” shall mean the ratio, (i) the numerator of which is the number of shares of Common Stock held by such Eligible Holder, or issuable to such Eligible Holder upon the conversion of shares of Investor Stock held by such Eligible Holder, on the date of the Company’s written notice pursuant to Section 2.3 hereof, and (ii) the denominator of which is the number of shares of Common Stock outstanding, assuming for this purpose conversion or exercise of all securities convertible into or exercisable for Common Stock of the Company.

2.2 Preemptive Rights. The Company hereby grants to each Eligible Holder, subject to the terms and conditions specified in this Section 2, the right of first refusal to purchase, on the terms and conditions set forth in the Company’s notice pursuant to Section 2.3 hereof, up to its Pro Rata Share of all New Securities that the Company may, from time to time, propose to sell and issue.

2.3 Required Notices. In the event the Company proposes to undertake an issuance of New Securities, it shall give each Eligible Holder written notice of its intention, describing the type of New Securities, the price and the general terms upon which the Company proposes to issue the same. Each Eligible Holder shall have thirty (30) days from the date of any such notice to exercise its preemptive right under Section 2.2 hereof to purchase such New Securities for the price and upon the general terms specified in the notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased.

2.4 Company’s Right to Sell. If not all of the Eligible Holders elect to purchase their Pro Rata Share of the New Securities, then the Company shall promptly notify in writing the Eligible Holders who do so elect and shall offer such Eligible Holders the right to acquire such unsubscribed securities on a pro rata basis. The Eligible Holders shall have five (5) days after receipt of such notice to notify the Company of its election to purchase all or a portion of such unsubscribed securities. The Company shall have ninety (90) days after the thirty (30) day period described in Section 2.3 hereof to sell all such New Securities respecting which the Eligible Holders’ preemptive rights hereunder were not exercised, at a price and upon terms no more favorable in any material respect to the purchasers thereof than specified in the Company’s notice. In the event the Company has not sold all such New Securities within such ninety (90) day period, the Company shall not thereafter issue or sell any New Securities without first offering such New Securities to the Eligible Holders in the manner provided herein.

2.5 Assignment of Preemptive Rights. The rights contained in this Section 2 may be assigned or otherwise conveyed to transferees or assignees of Eligible Holders; provided that (i) such transfer is effected in compliance with Section 1.2 hereof, (ii) such transferee (A) is a current or former principal, manager, member, limited partner, general partner, stockholder, subsidiary, officer or affiliate of such transferor of the capital stock, (B) is a family member of the transferor or a trust or other similar entity for the benefit of the transferor or a family member of the transferor, or (C) acquires at least 250,000 shares of the transferor’s capital stock (as adjusted for stock splits, stock dividends, recapitalizations and other combinations), (iii) such transferee agrees to be subject to all restrictions set forth in this Agreement, (iv) the Company is provided with written notice of such transfer and (v) such transferee is an accredited investor or otherwise eligible under applicable securities law to acquire the New Securities without the same being registered under the 1933 Act or any similar law.

2.6 Expiration of Right. The rights granted under this Section 2 shall not apply to, and shall expire upon, the first to occur of (a) the effectiveness of a registration statement for the sale of the Company’s shares of Common Stock in a firm commitment underwritten public offering registered under the 1933 Act (a “Qualified Public Offering”), or (b) a merger, consolidation, sale or reorganization that constitutes a Liquidating Event under the Charter.

Section 3.	COMPANY COVENANTS

3.1 Affirmative Covenants.

(a) Financial Statements and Information. The Company will cause to be furnished to each Major Investor (as defined below) the following reports (prepared in accordance with United States generally accepted accounting principles applied on a consistent basis, except that the unaudited reports may not contain notes or reserves and will be subject to year-end adjustment), provided, however, that the Company shall not be obligated pursuant to this Section 3.1(a) to provide financial information to any person whom the Company reasonably believes is a competitor of the Company; provided, further, that the Company agrees and acknowledges that Santen Pharmaceutical Co., Ltd. (“Santen”) shall not be deemed a competitor for purposes of Sections 3.1(a) and 3.1(b). As used herein, the term “Major Investor” means any Investor owning (either individually or collectively with its affiliates) not less than 500,000 of the outstanding shares of the Company’s Preferred Stock and each transferee who holds no less than that number of shares of the Company’s Preferred Stock.

(i) As soon as practicable, but in any event within one hundred twenty (120) days after the end of each fiscal year of the Company, the Company will furnish to each Major Investor (A) reviewed or audited consolidated balance sheets of the Company and its subsidiaries, if any, as at the end of such fiscal year, and reviewed or audited consolidated statements of income and losses, stockholders’ equity and cash flows of the Company and its subsidiaries, if any, for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, if any, all in reasonable detail and accompanied by a report and opinion thereon by independent auditors selected by the Company’s Board of Directors (the “Board”), and (B) a copy of such auditors’ management letter prepared in connection therewith, if any.

(ii) As soon as practicable after the end of each quarter, but in any event within thirty (30) days after the end of each such quarter, the Company will furnish to each Major Investor the unaudited consolidated balance sheets of the Company and its subsidiaries, if any, as of the end of such quarter, an up-to-date capitalization table and its unaudited consolidated statements of income and losses, stockholders’ equity and cash flows for such quarter, setting forth in each case in comparative form the figures for the corresponding period of the preceding fiscal year, all in reasonable detail except that such financial statements may not contain notes or reserves and will be subject to year-end adjustment.

(iii) The Company will furnish to each Major Investor with reasonable promptness, such other information respecting the business, properties or the condition or operations, financial or other, of the Company or any subsidiary as any Major Investor may from time to time reasonably request or as determined by the Board.

(iv) As soon as practicable, but in any event no less than thirty (30) days before the beginning of each fiscal year, the Company will furnish to each Major Investor an annual operating plan and budget for the following fiscal year (which budget and plan shall include capital and operating expense budgets, cash flow projections, profit and loss projections and projected balance sheets for such year on a monthly basis), accompanied by a report from the CEO detailing the assumptions underlying the budget and any other information necessary to make such budget and plan accurate and not misleading, and, as soon as practicable after the adoption thereof, copies of any revisions to such annual operating plan.

(b) Inspection. The Company shall permit each Major Investor and its transferee(s) (provided such transfer is effected in compliance with Section 1.2 hereof), its attorney or its other representative, after executing a confidentiality agreement reasonably acceptable to the Board, to visit and inspect the Company’s properties, to examine the Company’s books of account and other records, to make copies or extracts therefrom and to discuss the Company’s affairs, finances and accounts with its officers, management, employees and independent auditors all at such reasonable times during the Company’s normal business hours and as often as such Major Investor or transferee may reasonably request; provided, however, that the Company shall not be obligated pursuant to this Section 3.1(b) to provide trade secrets or confidential information or to provide information to any person whom the Company reasonably believes is a competitor of the Company; provided, further, that such Investor shall bear any out-of-pocket costs or expenses of such investigations or inquiries.

(c) Confidentiality. Unless otherwise expressly set forth in another agreement between an Investor and the Company, each Investor agrees not to use Confidential Information (as hereinafter defined) of the Company for its own use or for any purpose except to evaluate and enforce its equity investment in the Company. Except as permitted under this Section, each Investor agrees to use all reasonable efforts not to disclose such Confidential Information to any third parties. Each Investor shall undertake to treat such Confidential Information in a manner consistent with the treatment of its own information of such proprietary nature and agrees that it shall protect the confidentiality of and use all reasonable efforts to prevent disclosure of the Confidential Information to prevent it from falling into the public domain or the possession of unauthorized persons. Each transferee of any Investor who receives Confidential Information shall agree to be bound by such provisions. For purposes of this Section, “Confidential Information” means any information, trade secrets, data, or know-how, including, but not limited to, the Company’s patent applications, test or clinical data, licenses, research, products, services, development, inventions, consultants’ or advisors’ identities, samples, processes, designs, engineering, marketing, finances, or business partners disclosed by the Company either directly or indirectly in writing, orally or by drawings or inspection of samples. Confidential Information does not include information, technical data or know-how which (i) is in the Investor’s possession at the time of disclosure as shown by Investor’s files and records immediately prior to the time of disclosure; (ii) before or after it has been disclosed to the Investor, it is part of the public knowledge or literature, not as a result of any action or inaction of the Investor; (iii) is approved for release by written authorization of Company; or (iv) is rightfully disclosed to Investor by a third party without restriction. The provisions of this Section shall not apply (a) to the extent that an Investor is required to disclose Confidential Information pursuant to any law, statute, rule or regulation or any order of any court or judicial process or pursuant to any direction, request or requirement (whether or not having the force of law but if not having the force of law being of a type with which institutional investors in the relevant jurisdiction are accustomed to comply) of any self-regulating organization or any governmental, fiscal, monetary or other authority; (b) to the disclosure of Confidential Information to an Investor’s employees, counsel, accountants or other professional advisors; (c) to the extent that an Investor needs to disclose Confidential Information for the protection of any of such Investor’s rights or interest against the Company, whether under this Agreement or otherwise; or (d) to the disclosure of Confidential Information to a prospective transferee of securities which agrees to be bound by the provisions of this Section 3.1(c) in connection with the receipt of such Confidential Information.

(d) Reservation of Common Stock. The Company will at all times reserve and keep available, solely for issuance and delivery upon the conversion of the Investor Stock, all shares of Common Stock issuable upon such conversion.

(e) Board Matters. The reasonable out-of-pocket expenses of members of the Board associated with attending meetings or business related to the Company will be borne by the Company, and all directors will be treated identically with regard to expense reimbursement related to their service as members of the Board. The Board shall meet at least quarterly, unless otherwise agreed to by a vote of a majority of the Board.

(f) Observer Rights.

(i) For so long as it or its affiliates (i) hold less than two (2) seats on the Board; and (ii) own at least 500,000 shares of the Preferred Stock of the Company, Hatteras shall have the right to designate one person to receive notice of all meetings of the Board, to attend any such meeting as a nonvoting observer and to comment for the record at any such meeting (for purposes of this Section 3.1(f)(i), the term “meeting” shall be deemed to include all “executive sessions” and any other similar meeting of all or part of the Board or any committee thereof); provided, however, that such observer shall agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information so provided; and provided further, that the Company reserves the right to withhold any information and to exclude such observer from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel or result in disclosure of trade secrets or a conflict of interest, or if such Investor or its representative is a competitor of the Company. Each observer so appointed as provided above shall sign a confidentiality agreement reasonably acceptable to the Board of the Company prior to his or her first attendance to his or her first meeting of the Board.

(ii) Until the later of January 31, 2016 or such time as Santen does not hold at least 5% of the Company’s capital stock (on an as converted, fully diluted basis), Santen shall have the right to designate one person to receive notice of all meetings of the Board, to attend any such meeting as a nonvoting observer, to comment for the record at any such meeting and to receive copies of all notices, minutes, consents, and other materials that it provides, at the same time such materials are provided, to its members of the Board; provided, however, that such observer shall agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information so provided; and provided further, that the Company reserves the right to withhold any information and to exclude such observer from any meeting or portion thereof if (a) access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel, (b) access to such information or attendance at such meeting could result in disclosure of trade secrets or a conflict of interest, (c) such Investor or its representative is a competitor of the Company or (d) such information or materials relate to the use of the Company’s technology with any proprietary pharmaceutical molecule or formulation of a third party, including preclinical and clinical data and the terms of any agreement related to the combined use of Company technology with any such third party molecule or formulation. The rights in this Section 3.1(f)(ii) are personal to Santen and shall in no event be assignable to any person or entity without the express consent of the Company.

(iii) For so long he or his affiliates own at least 300,000 shares of the capital stock of the Company (subject to adjustment for stock splits, consolidations, reclassifications, etc.), Mark Prausnitz shall have the right to receive notice of all meetings of the Board, to attend any such meeting as a nonvoting observer, to comment for the record at any such meeting and to receive copies of all notices, minutes, consents, and other materials that it provides, at the same time such materials are provided, to its members of the Board, provided that the Company reserves the right to withhold any information if access to such information could adversely affect the attorney-client privilege between the Company and its counsel. Mr. Prausnitz shall treat all information received by the Company in accordance with the terms set forth in Section 3.1(c) above.

(iv) For so long as MGC Venture Partners 2013, L.P. and its affiliates (collectively, “MGC”) own at least 250,000 shares of the Preferred Stock of the Company (subject to adjustment for stock splits, consolidations, reclassifications, etc.), MGC shall have the right to designate one person to receive notice of all meetings of the Board, to attend any such meeting as a nonvoting observer, to comment for the record at any such meeting and to receive copies of all notices, minutes, consents, and other materials that it provides, at the same time such materials are provided, to its members of the Board; provided, however, that such observer shall agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information so provided; and provided further, that the Company reserves the right to withhold any information and to exclude such observer from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel or result in disclosure of trade secrets or a conflict of interest, or if such Investor or its representative is a competitor of the Company.

(v) For so long as RMI Investments S.a.r.l. and its affiliates (collectively, “RMI”) own at least 250,000 shares of the Preferred Stock of the Company (subject to adjustment for stock splits, consolidations, reclassifications, etc.), RMI shall have the right to designate one person to receive notice of all meetings of the Board, to attend any such meeting as a nonvoting observer, to comment for the record at any such meeting and to receive copies of all notices, minutes, consents, and other materials that it provides, at the same time such materials are provided, to its members of the Board; provided, however, that such observer shall agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information so provided; and provided further, that the Company reserves the right to withhold any information and to exclude such observer from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel or result in disclosure of trade secrets or a conflict of interest, or if such Investor or its representative is a competitor of the Company.

(g) Committees of the Board. The Series B Director shall be included as a member of each committee of the Board currently existing or hereafter established by the Board.

(h) Directors and Officers Insurance. The Company will maintain a Directors and Officers insurance policy in an amount of at least five (5) million dollars ($5,000,000).

(i) Successor Indemnification. If the Company or any of its successors or assignees consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, then to the extent necessary, proper provision shall be made so that the successors and assignees of the Company assume the obligations of the Company with respect to indemnification of members of the Board as in effect immediately before such transaction, whether such obligations are contained in the Company’s Bylaws, its Certificate of Incorporation, an indemnification agreement between the Company and each member of the Board or elsewhere, as the case may be.

(j) Key Person Insurance. The Company hereby covenants and agrees that it shall use commercially reasonable efforts to secure and maintain “key man” life and disability insurance on Daniel White in an amount acceptable to the Board. The proceeds of such policy shall be payable to the Company.

(k) Employee Agreements. The Company has previously caused or will cause (i) each person now or hereafter employed by it or by any subsidiary (or engaged by the Company or any subsidiary as a consultant/independent contractor) with access to confidential information and/or trade secrets to enter into a nondisclosure and proprietary rights assignment agreement; and (ii) each Key Employee to enter into a one (1) year noncompetition and nonsolicitation agreement, substantially in the form approved by the Board. For purposes of this Agreement, the term “Key Employee” shall mean each of Henry Edelhauser, Samirkumar Patel, Mark Prausnitz, Daniel H. White and Vladmir Zarnitsyn, each executive-level employee (including, division director and vice president-level positions) as well as any employee who, either alone or in concert with others, develops, invents, programs, or designs any material intellectual property of the Company.

3.2 Negative Covenants. During the term of this Agreement and so long as the holders of Series B Preferred Stock are entitled to elect a Series B Director (as such term is defined in the Charter) (each member of the Board so elected by the holders of Series B Preferred Stock, a “Series B Director”) pursuant to the terms of the Charter, and notwithstanding anything to the contrary contained in any other agreements, the following actions of the Company shall require the prior approval of the Board (which approval must specifically include the affirmative vote, consent or approval of the Series B Director then serving):

(a) make any loan or advance to, or own any stock or other securities of, any subsidiary or other corporation, partnership or other entity unless it is wholly owned by the Company;

(b) make any loan or advance to any person, including, any employee or director, except advances and similar expenditures in the ordinary course of business or under the terms of an employee stock or option plan approved by the Board;

(c) guarantee any indebtedness except for trade accounts of the Company or any subsidiary arising in the ordinary course of business;

(d) make any investment inconsistent with any investment policy approved by the Board;

(e) incur any aggregate indebtedness in excess of US$100,000 that is not already included in a Board-approved budget, other than trade credit incurred in the ordinary course of business;

(f) enter into or be a party to any transaction with any director, officer or employee of the Company or any “associate” (as defined in Rule 12b-2 promulgated under the Exchange Act) of any such person, or transactions made in the ordinary course of business and pursuant to reasonable requirements of the Company’s business and upon fair and reasonable terms that are approved by a majority of the Board;

(g) hire, fire, or change the compensation of the executive officers, including approving any option grants to such executive officers;

(h) change the principal business of the Company, enter new lines of business, or exit the current line of business;

(i) sell, assign, license, sublicense, pledge or encumber material technology or intellectual property, other than licenses granted in the ordinary course of business; or

(j) enter into any corporate strategic relationship involving the payment, contribution or assignment by the Company or to the Company of assets greater than US$500,000 other than in the ordinary course of business.

3.3 Expiration of Covenants. The covenants set forth in this Section 3 shall expire and be of no further force or effect upon the effectiveness of a Qualified Public Offering (as defined in Section 2.6 hereof). After such time, the Investors shall be entitled to receive such annual and quarterly reports as the Company shall distribute to its stockholders generally.

Section 4.	REGISTRATION RIGHTS

4.1 Certain Definitions. For purposes of this Section 4:

(a) “1934 Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(b) “Damages” means any loss, damage, claim or liability (joint or several) to which a party hereto may become subject under the 1933 Act, the 1934 Act, or other federal or state law, insofar as such loss, damage, claim or liability (or any action in respect thereof) arises out of or is based upon: (i) any untrue statement or alleged untrue statement of a material fact contained in any registration statement of the Company, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; (ii) an omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (iii) any violation or alleged violation by the indemnifying party (or any of its agents or Affiliates) of the 1933 Act, the 1934 Act, any state securities law, or any rule or regulation promulgated under the 1933 Act, the 1934 Act, or any state securities law.

(c) “Excluded Registration” means (i) a registration relating to the sale of securities to employees of the Company or a subsidiary pursuant to a stock option, stock purchase, or similar plan; (ii) a registration relating to an SEC Rule 145 transaction; (iii) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities; or (iv) a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered.

(d) “Form S-1” means such form under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC.

(e) “Form S-3” means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC that permits incorporation of substantial information by reference to other documents filed by the Company with the SEC.

(f) “Holder” means any holder of Registrable Securities who is a party to this Agreement.

(g) “Immediate Family Member” means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including, adoptive relationships, of a natural person referred to herein.

(h) “Initiating Holders” means, collectively, Holders who properly initiate a registration request under this Agreement.

(i) “IPO” means the Company’s first underwritten public offering of its Common Stock under the 1933 Act.

(j) “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

(k) “Registrable Securities” means (i) the Common Stock issuable or issued upon conversion of the Company’s Preferred Stock; (ii) any Common Stock, or any Common Stock issued or issuable (directly or indirectly) upon conversion and/or exercise of any other securities of the Company, acquired by the Investors after the date hereof; and (iii) any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right, or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares referenced in clauses (i) and (ii) above.

(l) “Registrable Securities then outstanding” means the number of shares determined by adding the number of shares of outstanding Common Stock that are Registrable Securities and the number of shares of Common Stock issuable (directly or indirectly) pursuant to then exercisable and/or convertible securities that are Registrable Securities.

(m) “SEC” means the Securities and Exchange Commission.

(n) “Selling Expenses” means all underwriting discounts, selling commissions, and stock transfer taxes applicable to the sale of Registrable Securities , and fees and disbursements of counsel for any Holder, except for the fees and disbursements of the Selling Holder Counsel borne and paid by the Company as provided in Subsection 4.7.

4.2 Demand Registration.

(a) If at any time after the earlier of (i) three (3) years after the date of this Agreement or (ii) one hundred eighty (180) days after the effective date of the registration statement for the IPO, the Company receives a request from Holders holding forty percent (40%) of the Registrable Securities then outstanding that the Company file a Form S-1 registration statement with respect to the Registrable Securities then outstanding if the anticipated aggregate offering price, net of Selling Expenses, would exceed $10 million, then the Company shall (x) within ten (10) days after the date such request is given, give notice thereof (the “Demand Notice”) to all Holders other than the Initiating Holders; and (y) as soon as practicable, and in any event within sixty (60) days after the date such request is given by the Initiating Holders, file a Form S-1 registration statement under the Securities Act covering all Registrable Securities that the Initiating Holders requested to be registered and any additional Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within twenty (20) days of the date the Demand Notice is given, and in each case, subject to the limitations of Subsections 4.2(c) and 4.4.

(b) If at any time when it is eligible to use a Form S-3 registration statement, the Company receives a request from Holders of at least twenty percent (20%) of the Registrable Securities then outstanding that the Company file a Form S-3 registration statement with respect to outstanding Registrable Securities of such Holders having an anticipated aggregate offering price, net of Selling Expenses, of at least $1 million, then the Company shall (i) within ten (10) days after the date such request is given, give a Demand Notice to all Holders other than the Initiating Holders; and (ii) as soon as practicable, and in any event within forty-five (45) days after the date such request is given by the Initiating Holders, file a Form S-3 registration statement under the Securities Act covering all Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within twenty (20) days of the date the Demand Notice is given, and in each case, subject to the limitations of Subsections 4.2(c) and 4.4.

(c) Notwithstanding the foregoing obligations, if the Company furnishes to Holders requesting a registration pursuant to this Subsection 4.2 a certificate signed by the Company’s chief executive officer stating that in the good faith judgment of the Company’s Board it would be materially detrimental to the Company and its stockholders for such registration statement to either become effective or remain effective for as long as such registration statement otherwise would be required to remain effective, because such action would (i) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the Company; (ii) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential; or (iii) render the Company unable to comply with requirements under the 1933 Act or 1934 Act, then the Company shall have the right to defer taking action with respect to such filing, and any time periods with respect to filing or effectiveness thereof shall be tolled correspondingly, for a period of not more than ninety (90) days after the request of the Initiating Holders is given; provided, however, that the Company may not invoke this right more than twice in any twelve (12) month period; and provided further that the Company shall not register any securities for its own account or that of any other stockholder during such ninety (90) day period other than an Excluded Registration.

(d) The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Subsection 4.2(a): (i) during the period that is sixty (60) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is one hundred eighty (180) days after the effective date of, a Company-initiated registration, provided that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; (ii) after the Company has effected two registrations pursuant to Subsection 4.2(a); or (iii) if the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Subsection 4.2(b). The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Subsection 4.2(b): (i) during the period that is thirty (30) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is ninety (90) days after the effective date of, a Company-initiated registration, provided that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; or (ii) if the Company has effected two registrations pursuant to Subsection 4.2(b) within the twelve (12) month period immediately preceding the date of such request. A registration shall not be counted as “effected” for purposes of this Subsection 4.2(d) until such time as the applicable registration statement has been declared effective by the SEC, unless the Initiating Holders withdraw their request for such registration, elect not to pay the registration expenses therefor, and forfeit their right to one demand registration statement pursuant to Subsection 2.6, in which case such withdrawn registration statement shall be counted as “effected” for purposes of this Subsection 4.2(d).

4.3 Company Registration. If the Company proposes to register (including, for this purpose, a registration effected by the Company for stockholders other than the Holders) any of its securities under the 1933 Act in connection with the public offering of such securities solely for cash (other than in an Excluded Registration), the Company shall, at such time, promptly give each Holder notice of such registration. Upon the request of each Holder given within twenty (20) days after such notice is given by the Company, the Company shall, subject to the provisions of Subsection 4.4, cause to be registered all of the Registrable Securities that each such Holder has requested to be included in such registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Subsection 4.3 before the effective date of such registration, whether or not any Holder has elected to include Registrable Securities in such registration. The expenses (other than Selling Expenses) of such withdrawn registration shall be borne by the Company in accordance with Subsection 4.7.

4.4 Underwriting Requirements.

(a) If, pursuant to Subsection 4.2, the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to Subsection 4.2, and the Company shall include such information in the Demand Notice. The underwriter(s) will be selected by the Company and shall be reasonably acceptable to a majority in interest of the Initiating Holders. In such event, the right of any Holder to include such Holder’s Registrable Securities in such registration shall be conditioned upon such

Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in Subsection 4.5(e)) enter into an underwriting agreement in customary form with the underwriter(s) selected for such underwriting. Notwithstanding any other provision of this Subsection 4.4, if the managing underwriter(s) advise(s) the Initiating Holders in writing that marketing factors require a limitation on the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities that otherwise would be underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be allocated among such Holders of Registrable Securities, including the Initiating Holders, in proportion (as nearly as practicable) to the number of Registrable Securities owned by each Holder or in such other proportion as shall mutually be agreed to by all such selling Holders; provided, however, that the number of Registrable Securities held by the Holders to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest one hundred (100) shares.

(b) In connection with any offering involving an underwriting of shares of the Company’s capital stock pursuant to Subsection 4.3, the Company shall not be required to include any of the Holders’ Registrable Securities in such underwriting unless the Holders accept the terms of the underwriting as agreed upon between the Company and its underwriters, and then only in such quantity as the underwriters in their sole discretion determine will not jeopardize the success of the offering by the Company. If the total number of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the number of securities to be sold (other than by the Company) that the underwriters in their reasonable discretion determine is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters and the Company in their sole discretion determine will not jeopardize the success of the offering. If the underwriters determine that less than all of the Registrable Securities requested to be registered can be included in such offering, then the Registrable Securities that are included in such offering shall be allocated among the selling Holders in proportion (as nearly as practicable to) the number of Registrable Securities owned by each selling Holder or in such other proportions as shall mutually be agreed to by all such selling Holders. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest one hundred (100) shares. Notwithstanding the foregoing, in no event shall (i) the number of Registrable Securities included in the offering be reduced unless all other securities (other than securities to be sold by the Company) are first entirely excluded from the offering, or (ii) the number of Registrable Securities included in the offering be reduced below twenty percent (20%) of the total number of securities included in such offering, unless such offering is the IPO, in which case the selling Holders may be excluded further if the underwriters make the determination described above and no other stockholder’s securities are included in such offering. For purposes of the provision in this Subsection 4.4(b) concerning apportionment, for any selling Holder that is a partnership, limited liability company, or corporation, the partners, members, retired partners, retired members, shareholders, and Affiliates of such Holder, or the estates and Immediate Family Members of any such partners, retired partners, members, and retired members and any trusts for the benefit of any of the foregoing Persons, shall be deemed to be a single “selling Holder,” and any pro rata reduction with respect to such “selling Holder” shall be based upon the aggregate number of Registrable Securities owned by all Persons included in such “selling Holder,” as defined in this sentence.

(c) For purposes of Subsection 4.2, a registration shall not be counted as “effected” if, as a result of an exercise of the underwriter’s cutback provisions in Subsection 4.4(a), fewer than fifty percent (50%) of the total number of Registrable Securities that Holders have requested to be included in such registration statement are actually included.

4.5 Obligations of the Company. Whenever required under this Section 4 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a) prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such registration statement to become effective and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to one hundred twenty (120) days or, if earlier, until the distribution contemplated in the registration statement has been completed; provided, however, that (i) such one hundred twenty (120) day period shall be extended for a period of time equal to the period the Holder refrains, at the request of an underwriter of Common Stock (or other securities) of the Company, from selling any securities included in such registration, and (ii) in the case of any registration of Registrable Securities on Form S-3 that are intended to be offered on a continuous or delayed basis, subject to compliance with applicable SEC rules, such one hundred twenty (120) day period shall be extended for up to sixty (60) days, if necessary, to keep the registration statement effective until all such Registrable Securities are sold;

(b) prepare and file with the SEC such amendments and supplements to such registration statement, and the prospectus used in connection with such registration statement, as may be necessary to comply with the Securities Act in order to enable the disposition of all securities covered by such registration statement;

(c) furnish to the selling Holders such numbers of copies of a prospectus, including a preliminary prospectus, as required by the 1933 Act, and such other documents as the Holders may reasonably request in order to facilitate their disposition of their Registrable Securities;

(d) use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or blue-sky laws of such jurisdictions as shall be reasonably requested by the selling Holders; provided that the Company shall not be required to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the 1933 Act;

(e) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the underwriter(s) of such offering;

(f) use its commercially reasonable efforts to cause all such Registrable Securities covered by such registration statement to be listed on a national securities exchange or trading system and each securities exchange and trading system (if any) on which similar securities issued by the Company are then listed;

(g) provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and provide a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(h) promptly make available for inspection by the selling Holders, any managing underwriter(s) participating in any disposition pursuant to such registration statement, and any attorney or accountant or other agent retained by any such underwriter or selected by the selling Holders, all financial and other records, pertinent corporate documents, and properties of the Company, and cause the Company’s officers, directors, employees, and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant, or agent, in each case, as necessary or advisable to verify the accuracy of the information in such registration statement and to conduct appropriate due diligence in connection therewith;

(i) notify each selling Holder, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any prospectus forming a part of such registration statement has been filed; and

(j) after such registration statement becomes effective, notify each selling Holder of any request by the SEC that the Company amend or supplement such registration statement or prospectus.

In addition, the Company shall ensure that, at all times after any registration statement covering a public offering of securities of the Company under the Securities Act shall have become effective, its insider trading policy shall provide that the Company’s directors may implement a trading program under Rule 10b5-1 of the Exchange Act.

4.6 Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 4 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as is reasonably required to effect the registration of such Holder’s Registrable Securities.

4.7 Expenses of Registration. All expenses (other than Selling Expenses) incurred in connection with registrations, filings, or qualifications pursuant to Section 4, including all registration, filing, and qualification fees; printers’ and accounting fees; fees and disbursements of counsel for the Company; and the reasonable fees and disbursements (not to exceed $30,000), of one counsel for the selling Holders (“Selling Holder Counsel”), shall be borne and paid by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Subsection 4.2 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all selling Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one registration pursuant to Subsections 4.2(a) or 4.2(b), as the case may be; provided further that if, at the time of such withdrawal, the Holders shall have learned of a material adverse change in the condition, business, or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness after learning of such information then the Holders shall not be required to pay any of such expenses and shall not forfeit their right to one registration pursuant to Subsections 4.2(a) or 4.2(b). All Selling Expenses relating to Registrable Securities registered pursuant to this Section 4 shall be borne and paid by the Holders pro rata on the basis of the number of Registrable Securities registered on their behalf.

4.8 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any registration pursuant to this Agreement as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 4.

4.9 Indemnification. If any Registrable Securities are included in a registration statement under this Section 4:

(a) To the extent permitted by law, the Company will indemnify and hold harmless each selling Holder, and the partners, members, officers, directors, and shareholders of each such Holder; legal counsel and accountants for each such Holder; any underwriter (as defined in the 1933 Act) for each such Holder; and each Person, if any, who controls such Holder or underwriter within the meaning of the 1933 Act or the 1934 Act, against any Damages, and the Company will pay to each such Holder, underwriter, controlling Person, or other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Subsection 4.9(a) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable for any Damages to the extent that they arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of any such Holder, underwriter, controlling Person, or other aforementioned Person expressly for use in connection with such registration.

(b) To the extent permitted by law, each selling Holder, severally and not jointly, will indemnify and hold harmless the Company, and each of its directors, each of its officers who has signed the registration statement, each Person (if any), who controls the Company within the meaning of the 1933 Act, legal counsel and accountants for the Company, any underwriter (as defined in the 1933 Act), any other Holder selling securities in such registration statement, and any controlling Person of any such underwriter or other Holder, against any Damages, in each case only to the extent that such Damages arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of such selling Holder expressly for use in connection with such registration; and each such selling Holder will pay to the Company and each other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Subsection 4.9(b) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; and provided further that in no event shall the aggregate amounts payable by any Holder by way of indemnity or contribution under Subsections 4.9(b) and 4.9(d) exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of fraud or willful misconduct by such Holder.

(c) Promptly after receipt by an indemnified party under this Subsection 4.9 of notice of the commencement of any action (including any governmental action) for which a party may be entitled to indemnification hereunder, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Subsection 4.9, give the indemnifying party notice of the commencement thereof. The indemnifying party shall have the right to participate in such action and, to the extent the indemnifying party so desires, participate jointly with any other indemnifying party to which notice has been given, and to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such action. The failure to give notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of any liability to the indemnified party under this Subsection 4.9, to the extent that such failure materially prejudices the indemnifying party’s ability to defend such action. The failure to give notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Subsection 4.9.

(d) To provide for just and equitable contribution to joint liability under the 1933 Act in any case in which either: (i) any party otherwise entitled to indemnification hereunder makes a claim for indemnification pursuant to this Subsection 4.9 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case, notwithstanding the fact that this Subsection 4.9 provides for indemnification in such case, or (ii) contribution under the 1933 Act may be required on the part of any party hereto for which indemnification is provided under this Subsection 4.9, then, and in each such case, such parties will contribute to the aggregate losses, claims, damages, liabilities, or expenses to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of each of the indemnifying party and the indemnified party in connection with the statements, omissions, or other actions that resulted in such loss, claim, damage, liability, or expense, as well as to reflect any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or allegedly untrue statement of a material fact, or the omission or alleged omission of a material fact, relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case (x) no Holder will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement, and (y) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation; and provided further that in no event shall a Holder’s liability pursuant to this Subsection 4.9(d), when combined with the amounts paid or payable by such Holder pursuant to Subsection 4.9(b), exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of willful misconduct or fraud by such Holder.

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f) Unless otherwise superseded by an underwriting agreement entered into in connection with the underwritten public offering, the obligations of the Company and Holders under this Subsection 4.9 shall survive the completion of any offering of Registrable Securities in a registration under this Section 4, and otherwise shall survive the termination of this Agreement.

4.10 Reports Under 1934 Act. With a view to making available to the Holders the benefits of SEC Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company shall:

(a) make and keep available adequate current public information, as those terms are understood and defined in SEC Rule 144, at all times after the effective date of the registration statement filed by the Company for the IPO;

(b) use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the 1933 Act and the 1934 Act (at any time after the Company has become subject to such reporting requirements); and

(c) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) to the extent accurate, a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the registration statement filed by the Company for the IPO), the 1933 Act, and the 1934 Act (at any time after the Company has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after the Company so qualifies); and (ii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration (at any time after the Company has become subject to the reporting requirements under the 1934 Act) or pursuant to Form S-3 (at any time after the Company so qualifies to use such form).

4.11 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the Registrable Securities then outstanding, enter into any agreement with any holder or prospective holder of any securities of the Company that would provide to such holder the right to include securities in any registration on other than either a pro rata basis with respect to the Registrable Securities or on a subordinate basis after all Holders have had the opportunity to include in the registration and offering all shares of Registrable Securities that they wish to so include; provided that this limitation shall not apply to any additional Investor who becomes a party to this Agreement.

4.12 “Market Stand off” Agreement. Each Holder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the registration by the Company of shares of its Common Stock or any other equity securities under the 1933 Act on a registration statement on Form S-1, and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (180) days in the case of the IPO, or such other period as may be requested by the Company or an underwriter to accommodate regulatory restrictions on (1) the publication or other distribution of research reports, and (2) analyst recommendations and opinions, including, but not limited to, the restrictions contained in FINRA Rule 2711(f)(4) or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto), (i) lend; offer; pledge; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable (directly or indirectly) for Common Stock (whether such shares or any such securities are then owned by the Holder or are thereafter acquired) or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or other securities, in cash, or otherwise. The foregoing provisions of this Subsection 4.12 shall apply only to the IPO, shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, or the transfer of any shares to any trust for the direct or indirect benefit of the Holder or the immediate family of the Holder, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value, and shall be applicable to the Holders only if all officers, directors and shareholders individually owning more than one percent (1%) of the Company’s outstanding Common Stock (after giving effect to conversion into Common Stock of all outstanding Preferred Stock) are subject to the same restrictions. The underwriters in connection with such registration are intended third party beneficiaries of this Subsection 4.12 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Each Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in connection with such registration that are consistent with this Subsection 4.12 or that are necessary to give further effect thereto. Any discretionary waiver or termination of the restrictions of any or all of such agreements by the Company or the underwriters shall apply pro rata to all Holders subject to such agreements, based on the number of shares subject to such agreements.

4.13 Termination of Registration Rights. The right of any Holder to request registration or inclusion of Registrable Securities in any registration pursuant to Subsections 4.2 or 4.3 shall terminate upon the earliest to occur of:

(a) the closing of a Liquidating Event, as such term is defined in the Charter; and

(b) the fifth (5th) anniversary of the IPO.

Section 5.	MISCELLANEOUS

5.1 Governing Law. This Agreement shall be governed by the laws of the State of Delaware without regard to conflicts of law provisions.

5.2 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

5.3 Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the parties with regard to the subjects hereof. Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto and their successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

5.4 Severability. Any invalidity, illegality or limitation of the enforceability with respect to any stockholder of any one or more of the provisions of this Agreement, or any part thereof, whether arising by reason of the law of any such person’s domicile or otherwise, shall in no way affect or impair the validity, legality or enforceability of this Agreement with respect to any other stockholder. In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall to the extent practicable, be modified so as to make it valid, legal and enforceable and to retain as nearly as practicable the intent of the parties, and the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

5.5 Amendment and Waiver. Except as otherwise expressly provided herein, any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, either retroactively or prospectively and either for a specified period of time or indefinitely) with the written consent of the Company and the Investors, or their transferees, holding at a majority of the shares of Investor Stock and voting together as a single group (treated as if converted at the conversion rate then in effect and including, for such purposes, shares of Common Stock into which any shares of Investor Stock shall have been converted that are held by a stockholder); provided, however, that no such amendment or waiver shall reduce the aforesaid percentage of Investor Stock and Common Stock issued upon conversion thereof, the holders of which are required to consent to any waiver or supplemental agreement, without the consent of the holders of all of such Investor Stock and Common Stock. Notwithstanding anything to the contrary in this Section 5.5, this Agreement may not be amended, modified or terminated and the observance of any term hereunder may not be waived with respect to any Investor without the written consent of such Investor unless such amendment, modification, termination or waiver applies to all Investors in the same fashion. Notwithstanding anything to the contrary in this Section 5.5, Section 3.1(f)(ii) of this Agreement may not be amended without the consent of Santen. Notwithstanding anything to the contrary in this Section 5.5, Investors purchasing Series B Preferred Stock of the Company pursuant to the Purchase Agreement may join as a party to this Agreement and Exhibit A hereto may be amended without the written consent of the Investors. Any amendment or waiver effected in accordance with this Section 5.5 shall be binding upon the Company, each Investor and each transferee of the Company Stock. Upon the effectuation of each such amendment or waiver, the Company shall promptly give written notice thereof to the Investors who have not previously consented thereto in writing.

5.6 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to the Company, the Investors, or any transferees upon any breach, default or noncompliance of the Investors or any transferee or the Company under this Agreement, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character on the part of the Company or the Investors of any breach, default or noncompliance under this Agreement or any waiver on the Company’s or the Investors’ part of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing and that all remedies, either under this Agreement, by law, or otherwise afforded to the Company and the Investors, shall be cumulative and not alternative.

5.7 Notices, etc. Any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given and received: (a) upon personal delivery to the party to be notified; (b) upon delivery by confirmed facsimile transmission if received by the recipient before 5:00 p.m. local time on a business day, and if not, then the next business day; (c) if to a U.S. resident, five (5) days after deposit with the United States Post Office, by registered or certified mail, postage prepaid; or (d) if to a U.S. resident, one (1) business day after deposit with a nationally recognized overnight courier service (or if to a non-U.S. resident, two (2) business days after deposit with an internationally recognized overnight courier service, specifying international priority delivery), and addressed:

(a) if to the Company, at:

Clearside Biomedical, Inc.

1220 Old Alpharetta Rd., Suite 300

Alpharetta, GA 30005

Attn: Chief Executive Officer

With a copy to:

Hutchison PLLC

3110 Edwards Mill Road, Suite 300

Raleigh, North Carolina 27612

Attn: William N. Wofford

Telephone: (919) 829-9600

Facsimile: (919) 829-9696

or at such other address as the Company shall have furnished to the Investors in writing;

(b) if to the Investors, at the addresses of such Investors specified on Exhibit A hereto, or at such other addresses as the Investors shall have furnished to the Company in writing; and

(c) if to a stockholder other than the Investors, at such stockholder’s address as shall have been furnished to the Company in writing.

5.8 Attorneys’ Fees. In the event that any suit or action is instituted under or in relation to this Agreement, including without limitation to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

5.9 Aggregation of Stock. All shares of Company Stock held or acquired by affiliated entities or persons or persons or entities under common management or control shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

5.10 Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

5.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

[The next page is the signature page.]

IN WITNESS WHEREOF, this Second Amended and Restated Investor Rights Agreement has been duly executed and delivered by the parties as of the date first above written.

COMPANY:	Clearside Biomedical, Inc.

	By:	/s/ Daniel H. White
	Name:	Daniel H. White
	Title:	President and CEO

IN WITNESS WHEREOF, this Second Amended and Restated Investor Rights Agreement has been duly executed and delivered by the parties as of the date first above written.

INVESTOR:	RMI Investments S.a.r.l.

	By:	/s/ Vladimir Gurdus
	Name:	Vladimir Gurdus
	Title:	Category A Director

IN WITNESS WHEREOF, this Second Amended and Restated Investor Rights Agreement has been duly executed and delivered by the parties as of the date first above written.

INVESTOR:

	By:	/s/ Daniel H. White
Daniel H. White

IN WITNESS WHEREOF, this Second Amended and Restated Investor Rights Agreement has been duly executed and delivered by the parties as of the date first above written.

INVESTOR:	Daniel H. White IRA

	By:	/s/ Daniel H. White
	Name:	Daniel H. White
	Title:	Trustee

IN WITNESS WHEREOF, this Second Amended and Restated Investor Rights Agreement has been duly executed and delivered by the parties as of the date first above written.

INVESTOR:	GRA Venture Fund, LLC

	By:	/s/ Diana Murphy
	Name:	Diana Murphy
	Title:	Managing Director

INVESTOR:	GRA Venture Fund (T.E.), LLC

	By:	/s/ Diana Murphy
	Name:	Diana Murphy
	Title:	Managing Director

IN WITNESS WHEREOF, this Second Amended and Restated Investor Rights Agreement has been duly executed and delivered by the parties as of the date first above written.

INVESTOR:	Hatteras Venture Affiliates III, LP

By: Hatteras Venture Advisors III, LLC, its General Partner

	By:	/s/ Clay B. Thorp
	Name:	Clay B. Thorp
	Title:	Manager

INVESTOR:	Hatteras Venture Partners III, LP

By: Hatteras Venture Advisors III, LLC, its General Partner

	By:	/s/ Clay B. Thorp
	Name:	Clay B. Thorp
	Title:	Manager

INVESTOR:	Hatteras Venture Partners IV SBIC, LP

By: Hatteras Venture Advisors IV SBIC, LLC, its General Partner

	By:	/s/ Clay B. Thorp
	Name:	Clay B. Thorp
	Title:	Manager

IN WITNESS WHEREOF, this Second Amended and Restated Investor Rights Agreement has been duly executed and delivered by the parties as of the date first above written.

INVESTOR:	H&M Holdings, LLC

	By:	/s/ Willam N. Wofford
	Name:	William N. Wofford
	Title:	Manager

IN WITNESS WHEREOF, this Second Amended and Restated Investor Rights Agreement has been duly executed and delivered by the parties as of the date first above written.

INVESTOR:	KFBSF Private Equity Fund II, LP

	By:	/s/ David Stevens
	Name:	David Stevens
	Title:	Manager

IN WITNESS WHEREOF, this Second Amended and Restated Investor Rights Agreement has been duly executed and delivered by the parties as of the date first above written.

INVESTOR:	MGC Venture Partners 2013, L.P.

	By:	/s/ Joe C. Cook III
	Name:	Joe C. Cook III
	Title:	Managing Member

IN WITNESS WHEREOF, this Second Amended and Restated Investor Rights Agreement has been duly executed and delivered by the parties as of the date first above written.

INVESTOR:	Santen Pharmaceutical Co., Ltd.

	By:	/s/ Andrew Liu
	Name:	Andrew Liu
	Title:	Head of Corporate Planning

IN WITNESS WHEREOF, this Second Amended and Restated Investor Rights Agreement has been duly executed and delivered by the parties as of the date first above written.

INVESTOR:

	By:	/s/ Jerry Cagle
Jerry Cagle

IN WITNESS WHEREOF, this Second Amended and Restated Investor Rights Agreement has been duly executed and delivered by the parties as of the date first above written.

INVESTOR:

	By:	/s/ Charles A. Deignan
Charles A. Deignan

IN WITNESS WHEREOF, this Second Amended and Restated Investor Rights Agreement has been duly executed and delivered by the parties as of the date first above written.

INVESTOR:

	By:	/s/ Sanjay N. Rao
Sanjay N. Rao

IN WITNESS WHEREOF, this Second Amended and Restated Investor Rights Agreement has been duly executed and delivered by the parties as of the date first above written.

INVESTOR:	By:	/s/ Tripti Prasad Thakur
Tripti Prasad Thakur

IN WITNESS WHEREOF, this Second Amended and Restated Investor Rights Agreement has been duly executed and delivered by the parties as of the date first above written.

INVESTOR:	By:	/s/ Amar Bansal
Amar Bansal

IN WITNESS WHEREOF, this Second Amended and Restated Investor Rights Agreement has been duly executed and delivered by the parties as of the date first above written.

INVESTOR:	Biren M. Patel Revocable Trust

	By:	/s/ Biren M. Patel
	Name:	Biren M. Patel
	Title:	Trustee/Owner

IN WITNESS WHEREOF, this Second Amended and Restated Investor Rights Agreement has been duly executed and delivered by the parties as of the date first above written.

INVESTOR:	By:	/s/ Byron Smith
Byron Smith

IN WITNESS WHEREOF, this Second Amended and Restated Investor Rights Agreement has been duly executed and delivered by the parties as of the date first above written.

INVESTOR:	By:	/s/ Joseph Cook Jr.
Joseph Cook, Jr.

IN WITNESS WHEREOF, this Second Amended and Restated Investor Rights Agreement has been duly executed and delivered by the parties as of the date first above written.

INVESTOR:	Farview Management, LP

	By:	/s/ Joe C. Cook Jr.
	Name:	Joe C. Cook Jr.
	Title:	General Partner

IN WITNESS WHEREOF, this Second Amended and Restated Investor Rights Agreement has been duly executed and delivered by the parties as of the date first above written.

INVESTOR:

	By:	/s/ Jaya Hariprasad
Jaya Hariprasad

IN WITNESS WHEREOF, this Second Amended and Restated Investor Rights Agreement has been duly executed and delivered by the parties as of the date first above written.

INVESTOR:	MMIC Investment Holdings, Inc.

	By:	/s/ Jason T. Sandner
	Name:	Jason T. Sandner
	Title:	CFO

IN WITNESS WHEREOF, this Second Amended and Restated Investor Rights Agreement has been duly executed and delivered by the parties as of the date first above written.

INVESTOR:	The JWR, Jr. Family Trust

	By:	/s/ Donald G. Perry, Jr.
	Name:	Donald G. Perry, Jr.
	Title:	Trustee

IN WITNESS WHEREOF, this Second Amended and Restated Investor Rights Agreement has been duly executed and delivered by the parties as of the date first above written.

INVESTOR:	By:	/s/ Joe W. Rogers, Jr.
Joe W. Rogers, Jr.

IN WITNESS WHEREOF, this Second Amended and Restated Investor Rights Agreement has been duly executed and delivered by the parties as of the date first above written.

INVESTOR:	By:	/s/ Wyatt Thomas Johnson
Wyatt Thomas Johnson

IN WITNESS WHEREOF, this Second Amended and Restated Investor Rights Agreement has been duly executed and delivered by the parties as of the date first above written.

INVESTOR:	The Starr Moore 2007 Revocable Trust

	By:	/s/ Frances G. Rogers
	Name:	Frances G. Rogers
	Title:	Trustee

IN WITNESS WHEREOF, this Second Amended and Restated Investor Rights Agreement has been duly executed and delivered by the parties as of the date first above written.

INVESTOR:	SUNIL RAICHAND REVOCABLE TRUST DATED MAY 7, 2014 SUNIL RAICHAND TRUSTEE

	By:	/s/ Sunil Raichand
	Name:	Sunil Raichand
	Title:	Trustee

IN WITNESS WHEREOF, this Second Amended and Restated Investor Rights Agreement has been duly executed and delivered by the parties as of the date first above written.

INVESTOR:	By:	/s/ Sidney Jain
Sidney Jain

IN WITNESS WHEREOF, this Second Amended and Restated Investor Rights Agreement has been duly executed and delivered by the parties as of the date first above written.

INVESTOR:	By:	/s/ Daniel Kiernan
Daniel Kiernan

IN WITNESS WHEREOF, this Second Amended and Restated Investor Rights Agreement has been duly executed and delivered by the parties as of the date first above written.

INVESTOR:	Georgia Research Alliance, Inc.

	By:	/s/ C. Michael Cassidy
	Name:	C. Michael Cassidy
	Title:	President

EXHIBIT A

SCHEDULE OF INVESTORS

Investor	Address
Bansal, Amar	1187 CleAnder Court Naperville, IL 60540
Biren M. Patel Revocable Trust	16 Baker Ln. Naperville, IL 60565
Cagle, Jerry	6309 Greenway Rd. Fort Worth, TX 76116
Cook, Jr., Joseph	1600 Division St Suite 580 Nashville, TN 37203 Attn: Joseph Cook, Jr.
Deignan, Charlie	1860 Broadwell Oaks Drive Alpharetta, GA 30004
Farview Management, LP	1600 Division St Suite 580 Nashville, TN 37203 Attn: Joseph Cook, Jr.
Georgia Research Alliance, Inc.	191 Peachtree Street, NE Suite 849 Atlanta, GA 30303 Attention: Ashley Cornelison and Diana Murphy
GRA Venture Fund (T.E.), LLC	c/o Georgia Research Alliance, Inc. 191 Peachtree Street, NE Suite 849 Atlanta, GA 30303 Attention: Ashley Cornelison and Diana Murphy
GRA Venture Fund, LLC	c/o Georgia Research Alliance, Inc. 191 Peachtree Street, NE Suite 849 Atlanta, GA 30303 Attention: Ashley Cornelison and Diana Murphy
H&M Holdings, LLC	3110 Edwards Mill Road, Suite 300 Raleigh, NC 27612 Attn: William N. Wofford
Hariprasad, Jaya	4626 South Woodlawn Avenue Chicago, IL 60653
Hatteras NC Fund	280 S. Mangum St., Suite 350 Durham, NC 27701 Attn: Clay Thorp
Hatteras Venture Affiliates III, LP	280 S. Mangum St., Suite 350 Durham, NC 27701 Attn: Clay Thorp

Hatteras Venture Partners III, LP	280 S. Mangum St., Suite 350 Durham, NC 27701 Attn: Clay Thorp
Hatteras Venture Partners IV SBIC, LP	280 S. Mangum St., Suite 350 Durham, NC 27701 Attn: Clay Thorp
Jain, Sidney	3386 Harvest Ridge Road Geneva, IL 60134
Johnson, Wyatt Thomas	3290 Northside Parkway, Suite 375 Atlanta, GA 30327
KFBSF Private Equity Fund II, LP	University of North Carolina Center for Entrepreneurial Studies Kenan-Flagler Business School CB# 3440 Kenan Center Chapel Hill, NC 27599-3440 Attn: Tamala M. Grissett
Kiernan, Daniel F.	100 Banks Ave #1311 Rockville Centre, NY 11570
MGC Venture Partners 2013, L.P.	1600 Division St Suite 580 Nashville, TN 37203 Attn: Joseph Cook, Jr.
MMIC Investment Holdings, Inc.	c/o Medical Mutual Insurance Company of North Carolina 700 Spring Forest Road Suite 400 Raleigh, North Carolina 27609 Attn: Jason Sandner, CFO
Rao, Sanjay	16 Kimberley Circle Oak Brook, IL. 60523
RMI Investments S.a.r.l.	7, Rue Robert Stümper L-2557 Luxembourg Attn: Vladimir Gurdus
Rogers, Jr., Joe W.	3290 Northside Parkway, Suite 375 Atlanta, GA 30327
Santen Pharmaceutical Co., Ltd.

4-20, Ofukacho

Kita-ku3Osaka 530-8552, Japan

Attn: ¬General Manager, Finance & Accounting Group

Facsimile: 81-6-6321-7332

With a copy to:

Head of Global Business Development

Facsimile: 81-6-6359-3832

With a second copy to:

Santen, Inc.

2100 Powell Street, Suite 1600

Emeryville, California 94608

Attn: Yusuf Ali

Smith, Byron	1600 Division St Suite 580 Nashville, TN 37203 Attn: Byron Smith
Starr Moore 2007 Revocable Trust	3290 Northside Parkway, Suite 375 Atlanta, GA 30327
Sunil Raichand Revocable Trust Dated May 7, 2014 Sunil Raichand Trustee	3012 Lincoln Road Oak Brook IL 60523
Thakur, Tripti Prasad	1728 Waller Street San Francisco, CA 94117
The JWR Jr Family Trust	3290 Northside Parkway, Suite 375 Atlanta, GA 30327
White, Daniel H.	212 Rivergate Dr. Sawanee, GA 30024
White, Daniel H. (IRA)	Millennium Trust Company c/o Daniel White 2001 Spring Road, Suite 700 Oak Brook, IL 60523